Exhibit 10(f)

Consulting Agreement

This Consulting Agreement (“Agreement”) is entered into this the 17th day of June, 2013 (“Effective Date”) by and between AJO Consulting Services, LLC, a limited liability corporation, with its place of business located at [Address] (“Consultant”), and Florida Power & Light Company, with offices located at 700 Universe Boulevard, Juno Beach, FL 33408 (“FPL”) (Consultant and FPL may each be referred to as a “Party” and collectively Consultant and FPL may be referred to as the “Parties”). As used herein, the term “FPL Entities” shall collectively mean Florida Power & Light Company, inclusive of its subsidiaries, affiliates, successors, assigns, members, shareholders, officers, directors, employees, and agents.

1.    Scope of Consulting Services. Subject to the terms and conditions set forth in this Agreement, FPL may from time to time retain Consultant to perform certain consulting/professional services (“Consulting Services”), which shall be set forth in applicable Statement of Work (“SOW”) documents which shall describe the scope of Consulting Services that will be performed, the fees for such Consulting Services, and the work that will be provided to FPL following the completion of such Consulting Services. FPL reserves the right to request that Consultant be removed immediately from FPL premises, if in FPL's sole discretion, it deems that Consultant poses any threat to the security, health or safety of FPL Entities, its property, its customers or the public, or whose conduct adversely affects the performance of the Consulting Services or reflects unfavorably upon FPL Entities.

2.    Term. The term of this Agreement shall commence on the Effective Date and shall terminate on December 16, 2013, subject to the earlier termination provisions in Section 12 below (“Initial Term”). The Initial Term may be extended as mutually agreed upon in writing by the Parties (“Renewal Term(s)”) (the Initial Term and any applicable Renewal Terms shall collectively be referred to as the “Term”).

3.    Compensation and Payment. Consultant's compensation and payment for the Consulting Services shall be set forth in an applicable SOW, attached hereto and incorporated herein by reference. The SOW for each engagement will specify the applicable fee basis.

(a)    SOWs for engagements on a fixed fee basis will set forth the fixed amount payable for Consultant's performance of the Consulting Services described therein as well as the schedule of payments for such Consulting Services. The fixed fee shall include profit and, except as may be otherwise agreed and set forth specifically in the applicable SOW, all direct and indirect costs in connection with performance of the Consulting Services. Unless otherwise provided in the applicable SOW, FPL will not be responsible to reimburse Consultant for direct expenses described in Section 3(b) below.

(b)    SOWs for engagements on a time and expenses basis will include Consultant's hourly rate. Consultant's hourly rates include profit and all direct and indirect costs except reimbursable expenses and an indirect expenses fee specified in this Section 3(b). Consultant shall complete the Consulting Services and shall invoice FPL for the actual person hours expended to perform the Consulting Services multiplied by the applicable hourly rate plus reimbursable expenses directly related to the Consulting Services up to the amount of any “not-to-exceed” amount, if any, contained in the SOW. FPL shall reimburse Consultant for reasonable expenses incurred by Consultant in performance of the Consulting Services at direct, actual cost or Consultant's standard rates, as applicable. Actual costs are amounts actually disbursed, excluding overheads and any other mark-ups. Upon request, Consultant shall demonstrate to FPL that such expenses are necessary for the performance of the Consulting Services or that FPL specifically authorized such expenses. Such expenses are:

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Consultant		FPL

(i)    Moderate and reasonable travel and living expenses, including transportation, lodging, meals, and other similar expenses required in the performance of the Consulting Services at actual cost. Consultant shall utilize economy class airfares when available. Consultant shall obtain prior approval from FPL if such airfares are not available, before utilizing higher-cost air fares. In no event shall Consultant be reimbursed for first or business class air fares unless Consultant has obtained prior written approval. Consultant shall, to the maximum extent available, utilize hotels offering corporate rates to FPL, and make use of such rates.

(ii)    Long-distance telephone and other such expenses at actual cost.

(iii)    Reproduction and computer services costs at Consultant's direct, actual costs where supplied by outside sources, or at Consultant's standard rates where supplied by Consultant. Standard rate schedules shall be submitted to the designated FPL representative prior to incurring such costs upon request.

(iv)    Other expenses at direct, actual cost which have been incurred following submission of a written request justifying the need for such expenses and receipt of FPL's written authorization to incur such expense, provided, however, that no such authorization will be required with respect to an individual expense that does not exceed $25 or is authorized in the applicable SOW.

(c)    Except as otherwise specified in the applicable SOW, Consultant shall submit a monthly invoice, as applicable, for the fixed fee payments in accordance with Section 3(a) or the amounts payable for time and expense in accordance with Section 3(b).

(i)    For Consulting Services performed on a fixed fee basis and unless otherwise provided by the applicable SOW, each invoice for compensation on a fixed fee basis shall include the following detail: (i) title identifying the project; (ii) the total amount of current invoice; and (iii) the total amount previously invoiced that is outstanding.

(ii)    For Consulting Services performed on a time and expense basis and unless otherwise provided by the applicable SOW, each invoice for compensation on a time and expenses basis shall include the following details: (i) title identifying the project; (ii) total amount of fees for each project, including total hours of consulting time; (iii) if requested by FPL with respect to a specific project, reasonable additional detail including actual staff involved, time spent by each staff member, and hourly rates per staff member; (iv) itemization of all reimbursable expenses over $25; and (vi) total amount of current invoice. Consultant shall submit invoices for costs as soon as practical, but in no event later than sixty (60) calendar days following the later of (i) the end of the month during which the invoiced costs were incurred or (ii) the end of the month in which Consultant received an invoice for costs reimbursable by FPL. Invoices for Consulting Services, in which Consultant's compensation is on a time and expenses basis, will contain sufficient detail to verify invoiced amounts. Failure to invoice costs in a timely manner as described in this paragraph may, at FPL's sole discretion, result in the disallowance of such costs. Upon FPL's request, Consultant shall provide supporting documentation reasonably acceptable to FPL. Invoices shall separately identify the constituent labor charges and reimbursable expenses.

(d)    Consultant will invoice for fees and expenses on a monthly basis. Accounts are delinquent if not paid within forty-five (45) days of receipt of an undisputed invoice. In the event of a disputed invoice, Consultant shall re-invoice FPL, and upon FPL receipt of the re-invoice containing the undisputed amount, FPL shall pay such amount to Consultant within forty-five (45) days. In the case of a dispute, FPL shall notify Consultant as to the reasons for the dispute with the notice described above and meet with Consultant to attempt to resolve the dispute between the Parties before alternative dispute resolution or any other action is taken.

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Consultant		FPL

(e)    Payment of the fees for the Consulting Services performed may be by annual retainer or other basis as specified in the applicable SOW. Consultant shall track the actual provision of Consulting Services by monitoring the number of hours worked by Consultant, as well as other charges, all in the manner set forth in this Section 3 of the Agreement. Consultant will provide a review and analysis of the actual provision of Consulting Services on a monthly basis (or other less frequent basis as specified in the applicable SOW), and will use these reviews as part of the basis for any adjustment of the retainer. If the actual charges for fees and expenses, calculated in accordance with this Section 3 of this Agreement, exceed the balance of the retainer, Consultant will submit an invoice, which will be due and payable in accordance with Section 3(d), above. Consultant shall notify FPL in writing prior to performing Consulting Services that Consultant knows will exceed any such retainer.

4.    Independent Contractor. Consultant agrees to perform Consulting Services as an independent contractor and not as a subcontractor, agent or employee of FPL or FPL Entities. FPL retains no control or direction over Consultant, its employees or over the detail, manner, or methods of performance of Consulting Services. Consultant is not granted any right or authority or responsibility expressed, implied or apparent on behalf of or in the name of FPL to bind or act on behalf of FPL or the FPL Entities.

5.    Taxes. Consultant is responsible for and shall pay all taxes due under this Agreement, if any, including all present applicable state sales and use taxes and all present or future import duty, federal, state, county, municipal or other excise or similar taxes levied with respect to the Consulting Services unless otherwise set forth in the SOW or any applicable purchase order. Consultant expressly agrees that FPL shall incur no liability or expense under this Agreement due to change in tax or duty requirements, excluding applicable state sales and use tax. Any increase in taxes or duties, excluding applicable sales and use tax, shall be at the expense of Consultant and not FPL. In no event shall FPL be required to pay any tax levied on or determined by Consultant's income, taxes expressly designed to be paid solely by Consultant or licenses and permits required for Consultant to conduct business. FPL shall not be obligated to pay, and shall be immediately reimbursed by Consultant if FPL does pay, any taxes, including penalties or interest charges levied or assessed by reason of any failure of Consultant to comply with this Agreement, applicable laws or governmental regulations, and Consultant shall indemnify and hold FPL harmless from the payment of any and all such taxes, penalties and interest.

6.    Business Records. Consultant shall maintain books and records supporting all costs for Consulting Services performed under this Agreement. During Consultant's normal business hours for the duration of this Agreement, and for a period of two years thereafter, FPL shall have access to such books and to all other records of Consultant as required to verify reimbursable costs and to otherwise ensure compliance with the terms of this Agreement.

7.    Confidentiality.

(a)    Consultant agrees to hold Confidential Information in strict confidence and agrees that it shall not disclose Confidential Information without prior written consent of FPL. For purposes of this Agreement, “Confidential Information” shall mean all information, regardless of the form in which it is communicated or maintained (whether oral, written, or visual) and whether prepared by FPL or its respective officers, directors, agents, and employees or otherwise, which is disclosed to Consultant in connection with the this Agreement and includes, but is not limited to any Trade Secret (as defined herein) and/or other information provided to or learned by Consultant regarding the business and operation of FPL and any information relating to its clients. “Confidential Information” also includes (i) all records, files, plans, documents, software, reports, research, valuable business, professional and proprietary information, and policies and procedures relating to the business of FPL, and (ii) all reports, analyses, notes or other information that are based on, contain or reflect any such Confidential Information, that Consultant prepared, came into contact with, or used during the Term of the Consulting Services. As used in this Agreement, “Trade Secrets” means the whole or any portion or phase of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used, in the operation of FPL's business and which provides an advantage, or an opportunity to obtain an advantage, over those who do not know or use it. “Trade Secrets” also includes any (i) scientific, technical, or commercial, business, or marketing information, inclusive of data records, training manuals, policies, procedures, standards of conduct, plans, specifications, business strategy documents, business events information, competitor lists, employee demographics, business organization design, values and mission statements, current projects, exit interview and call center content logs, compensation plans, key performance measures, and other proprietary documents, transmitted in any format, related to the business of FPL; (ii) existing or contemplated products, services, technology, designs, processes, formulas, algorithms, research, training materials, policies, procedures, standards, or product developments of FPL or any customer or supplier of FPL; (iii) any design, list of suppliers, list of customers, as well as pricing information or methodology, cost structure, supply strategy, contractual arrangements with customers, vendors or suppliers, business development plans or activities, corporate strategy, or FPL's financial information; and (iv) business plans, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, supplier information of FPL thereof or any customer or supplier of FPL.

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Consultant		FPL

(b)    Confidential Information shall not be used for any purpose other than to analyze, implement or complete the Consulting Services. Confidential Information shall be held in strict confidence by Consultant and shall not be disclosed to any third party without FPL's prior written consent, except to those subcontractors, advisors, consultants, affiliates, agents, assigns, attorneys, or employees of Consultant (collectively, “Agents”) with a need-to-know the Confidential Information for the purposes of analyzing, implementing or completing the Consulting Services. Consultant shall require all recipients of the Confidential Information to be bound by the terms of this Agreement. Consultant shall also be responsible for any breach of this Agreement by Consultant or its Agents. Moreover, Consultant shall use the same degree of care to protect the Confidential Information as Consultant employs to protect its own information of like importance, but in no event less than a reasonable degree of care based on industry standard.

(c)    Confidential Information shall not include: (i) information which is or becomes publicly available other than as a result of a violation of this Agreement; (ii) information which is or becomes available on a non-confidential basis from a source which is not known to Consultant to be prohibited from disclosing such information pursuant to a legal, contractual or fiduciary obligation to FPL; or (iii) information which Consultant can demonstrate was legally in its possession prior to disclosure by FPL.

(d)    In the event that Consultant or its Agents are requested or required by legal or regulatory authority to disclose any Confidential Information, Consultant shall promptly notify FPL of such request or requirement prior to disclosure so that FPL may seek an appropriate protective order and/or waive compliance with the terms of this Agreement.

(e)    FPL and Consultant acknowledge that FPL would not have an adequate remedy at law for money damages if the covenants contained in this Section were breached. Accordingly, FPL shall be entitled to an injunction restraining Consultant from violating this Section 7.

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Consultant		FPL

(f)    Upon the termination of this Agreement or at any time upon written request of FPL, Consultant shall promptly deliver to FPL or certify the destruction of, at FPL's discretion, all drawings, manuals, letters, notes, notebooks, reports, and copies thereof and all other materials, including those of a secret or confidential nature, relating to FPL's business that are in Consultant's and its Agents' possession or control.

(g)    Consultant's obligations of confidentiality contained in this Section 7 shall survive the termination of this Agreement and shall remain in effect following termination of this Agreement until such time the Confidential Information would be excluded under Section 7(c); provided, however, the Parties agree that each Party's trade secrets will remain in effect for as long as such information remains a trade secret under applicable state law where the Consulting Services are performed.

8.    Publicity/Non-Disparagement. Consultant shall not make any public disclosures regarding FPL or the project for which it is performing Consulting Services without the prior written approval of FPL. In addition, Consultant agrees he shall not make any comments or otherwise engage in any activity which is intended to embarrass, adversely impact, or disparage (orally or in writing) FPL Entities or which in any way is intended to work to the detriment (whether direct or indirect) of FPL Entities.

9.     Work Product.

(a)    Consultant and FPL agree and acknowledge that FPL, not Consultant, shall own all rights (including all intellectual property rights such as patents, copyrights, and trademarks), title and interest to any and all Deliverables resulting from Consulting Services performed under this Agreement. For purposes of this Agreement, “Deliverables” shall mean all work product, documentation and any other materials developed or delivered to FPL by Consultant in connection with this Agreement. Consultant agrees that all Deliverables resulting from the Consulting Services performed shall be considered work made for hire. Consultant hereby assigns all rights (including all intellectual property rights), title and interest in the Deliverables resulting from this Agreement. At the request of FPL, Consultant shall, without further consideration, execute all papers and documents and perform all other acts necessary or appropriate to evidence or further document FPL's ownership of the Deliverables.

(b)    FPL shall retain all right, title and interest in and have exclusive ownership of all FPL's Preexisting Intellectual Property. For purposes of this Agreement, “FPL's Preexisting Intellectual Property” means, individually and collectively, all FPL Confidential Information, inventions, improvements and/or discoveries, patentable or unpatentable, copyrightable or uncopyrightable, including but not limited to, computer software, both object and source code, databases, methodologies and works of authorship, which were in existence, prior to Consultant's performance of the Consulting Services under this Agreement developed or owned by FPL Entities and disclosed or supplied to Consultant in connection with this Agreement. Consultant Preexisting Intellectual Property shall belong exclusively to Consultant, provided that such intellectual property rights of Consultant shall not extend to any portion of FPL' s Confidential Information which is incorporated into Consultant Preexisting Intellectual Property. For purposes of this Agreement, “Consultant Preexisting Intellectual Property” means, individually and collectively, all inventions, improvements and/or discoveries, patentable or unpatentable, copyrightable or uncopyrightable, including but not limited to, computer software, both object and source code, databases, methodologies and works of authorship, which were in existence prior to Consultant's performance of the Consulting Services under this Agreement. FPL shall retain ownership of any Confidential Information which is incorporated into Consultant Preexisting Intellectual Property, and any conclusions or recommendations therein which are specific to FPL and not of general utility.

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Consultant		FPL

(c)    To the extent that any of Consultant Preexisting Intellectual Property is embedded in Deliverables provided to FPL in connection with the Consulting Services performed under this Agreement, Consultant hereby grants to FPL a non-exclusive, irrevocable, perpetual, and royalty-free license to use Consultant Preexisting Intellectual Property to the extent necessary to permit FPL to utilize the Deliverables provided by Consultant to FPL pursuant to this Agreement.

10.    Standard of Performance, Conflict of Interest.

(a)    Consultant warrants and represents that it shall perform the Consulting Services in accordance with: (i) the standards of care, diligence, skill and judgment normally exercised by professional individuals with respect to services of a similar nature; (ii) recognized and sound consulting practices, procedures and techniques; (iii) all applicable codes, laws, rules, regulations, orders, ordinances and standards of federal, state, regional, local and municipal governmental agencies, and all standards, rules, regulations and orders issued by such agencies (collectively, “Laws”), including, without limitation, those Laws pertaining to environmental regulation and permitting; and (iv) the terms of the applicable SOW attached hereto.

(b)    Consultant warrants and represents that the Consulting Services, including the Deliverables produced and provided to FPL in connection with the performance of the Consulting Services, will not infringe any intellectual property right (including, without limitation, a patent, a trademark, trade secret or copyright) of any third party. If, in any such suit or proceeding, the Consulting Services or Deliverables or any part, combination or process thereof is held to constitute an infringement and FPL's use is enjoined, Consultant shall immediately exert its best efforts to secure for FPL a license, at no expense to FPL, authorizing its continued use. If Consultant is unable to secure such license within a reasonable time, Consultant, at its own expense and without impairing either (i) the performance requirements of the Consulting Services or Deliverables or any part, combination, or process thereof, or (ii) the other normal operations of FPL, shall use its best efforts to either replace the affected Consulting Services or Deliverables, part, combination or process thereof with non-infringing components or parts, or modify same so that they become non-infringing. At FPL's option and sole discretion, Consultant shall immediately refund all monies paid by FPL to Consultant for the Consulting Services, should Consultant fail to secure a license or replace or modify such Consulting Services or Deliverables, or secure the lifting of an injunction, within a reasonable time.

(c)    Consultant warrants and represents that it has not and will not give (or receive or authorize, offer or promise to give) payment or anything of value, either directly or indirectly, to or from any person not a party to this Agreement the receipt of which (i) is or may be intended for the purposes of rewarding, inducing or influencing, or (ii) rewards, induces or influences an act, decision or recommendation in connection with the performance of the Consulting Services, work product or other Deliverable thereunder. For the purposes of the foregoing sentence, the phrase “anything of value” includes, but is not limited to, (i) the receipt or promise of commissions, financial or ownership interests, or (ii) assistance in obtaining or retaining business for or with Consultant. If during the Term of this Agreement Consultant believes that that entering into an arrangement may be in violation of this subsection 10(c), then Consultant may contact FPL's designated representative identified in Section 18, Notice, to resolve any possible conflict.

11.    Non-Solicitation/Non-Competition.

(a)    For purposes of this Agreement, the terms identified below shall have the following meanings:

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Consultant		FPL

(i)    The term “Competing Enterprise” means any business, enterprise, organization, person, third party or other entity engaged in the same or similar business or businesses as conducted by FPL Entities within the Area (as defined below).

(ii)    The term “Customer” means any of FPL Entities' customers or potential customers or any other persons or entities with which the FPL Entities have or have had a business relationship, other than Florida Power & Light Company utility customers (governmental, commercial, and residential), unless such Customer is also a Vendor (as defined below) or a Competing Enterprise.

(iii)    The term “Vendor” means any of the FPL Entities' suppliers, vendors, contractors, consultants, advisors, representatives, agents or any other persons or entities with whom the FPL Entities have or have had a commercial relationship.

(iv)    The term “Area” means those states where (1) Consultant regularly performed the Consulting Services or had specific knowledge of existing projects, work or development efforts of FPL Entities; or (1) Consultant called on, communicated with or had any contact with any specific prospective or existing Customers or Vendors.

(b)    Consultant agrees that, during the Term of this Agreement and for a period of 24 months after the termination date of this Agreement, Consultant will not directly or indirectly:

(i)    Solicit business from any client or customer of FPL Entities, whether potential or otherwise, with whom Consultant had dealings during the performance of Consulting Services, or request, advise, entice, induce or solicit such Customers to withdraw, curtail or cancel their business or relationship with FPL Entities;

(ii)    Ask, solicit, entice, encourage or otherwise cause current employees of FPL Entities to leave their employment or to provide advice to any Competing Enterprise on matters impacting the interests of Company;

(iii)    With respect to any Vendors of FPL Entities, (1) solicit business from or form a relationship with such Vendors that is adverse to FPL Entities; (2) request, advise, entice, induce or solicit such Vendors to withdraw, curtail or cancel their business or relationship with FPL Entities; or (3) negotiate or enter into an agreement, or accept consideration with respect to any agreement, that is adverse to FPL Entities;

(iv)    Advise, consult for, represent or lobby on behalf of any business, organization, person, third party or other entity (including a Competing Enterprise created or formed by Consultant) on matters adverse to FPL Entities;

(v)    Voluntarily submit testimony adverse to FPL Entities before any governmental agency or legislative, regulatory, or judicial body that has jurisdiction over the interests of FPL Entities (except as otherwise provided or required by law), and in which case Consultant will notify FPL of the requirement to provide such testimony;

(vi)    Be or become financially interested or engaged in any manner (whether as a stockholder, bondholder, officer, director, employee, independent contractor, advisor, consultant, agent or otherwise) in any Competing Enterprise, other than as a holder of a passive investment of not more than one percent (1%) of the outstanding voting securities of any entity whose voting securities are listed on a recognized national securities exchange or quoted by the NASDAQ Stock Market, including the OTC Bulletin Board or any comparable system; and

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Consultant		FPL

(vii)    Compete or attempt to compete for, or act as a broker or otherwise participate in, or represent a Competing Enterprise on, any projects or potential projects in which FPL Entities have at any time done any work, attempted to do work, or undertaken any research or development efforts.

(c)    Consultant acknowledges and confirms the scope of these restrictions in respect of their area, time and subject matter is no more than what is reasonably required to protect the FPL Entities' legitimate business interests.

12.    Termination. Each Party may, upon written notice to the other Party, and without prejudice to any remedy available to such Party under law, in equity or under this Agreement, terminate the whole or any part of this Agreement without termination charge, penalty or obligation in the event a Party fails to perform a material obligation under this Agreement and fails to cure such material obligation default within a reasonable period of time, but in no event more than thirty (30) days after written notice from the non-breaching Party specifying the nature of such default. Notwithstanding the foregoing, FPL shall have the right to terminate this Agreement for its convenience in whole or in part at any time, upon written notice to Consultant. In the event of such termination, Consultant shall be paid for the Consulting Services provided and completed through the termination date.

13.    Ongoing Cooperation. Consultant hereby agrees that he will fully cooperate with FPL in connection with any investigation, proceeding, litigation, or dispute arising from any situation or related in any way to Consultant's engagement by FPL for Consulting Services or to Consultant's prior relationship with FPL. Such cooperation shall include, but not be limited to, reviewing documents, providing testimony on behalf of FPL, and meeting with FPL's counsel at a mutually agreeable time and location in connection with any proposed or actual enforcement action, investigation, proceeding, litigation, or dispute.

14.    Modifications. No amendment or modification to this Agreement shall be effective unless made in writing and mutually agreed upon and signed by the Parties.

15.    Assignment. This Agreement and all of Consultant's rights, duties and obligations under this Agreement are personal in nature and shall not be assigned, delegated or otherwise disposed of by Consultant without the prior written consent of FPL. However, FPL may, at any time and at its sole and unrestrained discretion, assign this Agreement, in whole or in part, to one of its subsidiaries or affiliates by written notice to Consultant. No assignment or transfer of this Agreement shall relieve either Party of any of its obligations hereunder until such obligations have been assumed by the assignee and agreed to by FPL, Consultant and assignee. If this Agreement should be permitted to be assigned by either Party pursuant to the terms of this Agreement, it shall be binding upon and shall inure to the benefit of the permitted assignee.

16.    Liability Limitation. Except as it relates to the unauthorized disclosure of FPL Confidential Information or any indemnification obligation resulting from a third party claim, in no event shall either Party be liable to the other Party whether in contract, tort or otherwise for payment of any special, indirect, incidental, consequential or similar damages.

17.    Indemnification. Consultant shall protect, defend, indemnify and hold FPL Entities free and unharmed from and against any and all claims, liabilities, loss, costs, or damages, including court costs and attorneys' fees which shall arise in connection with any breach by Consultant of a covenant, warranty or representation contained herein, including, without limitation, any claim that the Consulting Services or Deliverables or any part, combination or process thereof is held to constitute an infringement.

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Consultant		FPL

18.    Notice. All notices required under this Agreement shall be deemed given when sent by overnight courier or registered or certified mail, or when sent by telecopy, telegraph or other graphic or electronic means and confirmed by overnight courier or registered or certified mail addressed as follows:

If to FPL:	Florida Power & Light Company Attention: Deborah Caplan 700 Universe Boulevard Juno Beach, FL 33408
If to Consultant:	AJO Consulting Services, LLC [Address]

Either Party shall have the right to change the address or name of the person to whom such notices are to be delivered by notice to the other Party.

19.    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to its conflict of laws provisions. Any disputes resulting in litigation between the Parties shall be conducted in the state or federal courts of the State of Florida. Proceedings shall take place in the Circuit Court for Dade County or Palm Beach County, Florida, the United States District Court for the Southern District of Florida, or such other Florida location or forum at FPL's election and sole discretion.

20.    Waiver of Trial by Jury. FPL and Consultant hereby knowingly, voluntarily and intentionally waive the right to a trial by jury with respect to any litigation based hereon or arising out of, under or in connection with this Agreement. This Section is a material inducement for the Parties entering into this Agreement.

21.    Headings. The headings in this Agreement are provided for convenience of reference only and shall not affect the construction of the text of this Agreement.

22.    Non-Waiver. No waiver of any Section of this Agreement shall be deemed to be nor shall constitute a waiver of any other Section whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

23.    Cumulative Remedies. All rights and remedies of the Parties under this Agreement shall be cumulative and the exercise of any one right or remedy shall not bar the exercise of any other right or remedy.

24.    Severability. If any Section of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable, such circumstances shall not affect the validity of any other Section of this Agreement.

25.    Survival. The obligations of the Parties hereunder which by their nature survive the termination of this Agreement and/or the completion of Consulting Services hereunder shall survive and inure to the benefit of the Parties. Those Sections of this Agreement which provide for the limitation of or protection against liability shall apply to the full extent permitted by law and shall survive termination of this Agreement and/or completion of the Consulting Services.

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Consultant		FPL

26.    Complete Agreement. This Agreement is composed of this document, FPL's purchase order and all SOW's hereto. This Agreement constitutes the entire and final agreement and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the Parties, whether oral, written or implied.

27.    Force Majeure. Performance by each Party shall be pursued with due diligence in all requirements under this Agreement; however, except as otherwise expressly provided herein, neither Party shall be liable to the other for any loss or damage for delay due to causes that (i) were beyond the reasonable control and (ii) were not caused by the negligence or lack of due diligence of the affected Party or its subcontractors or suppliers. The Parties agree that, provided the conditions stated in (i) and (ii) above apply, the following are causes or events of force majeure: acts of civil or military authority (including courts and regulatory agencies), acts of God (excluding normal or seasonal weather conditions), war, riot or insurrection, inability to obtain required permits or licenses (other than Consultant's occupational licenses), blockades, embargoes, sabotage, epidemics and unusually severe floods. The Party affected shall promptly provide written notice to the other Party indicating the nature, cause, date of commencement thereof, the anticipated extent of such delay and whether it is anticipated that any completion or delivery dates will be affected thereby, and shall exercise due diligence to mitigate the effect of the delay.

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Consultant		FPL

28.    Counterparts. This Agreement may be signed in counterparts, each of which may be deemed an original and all of which together constitute one and the same agreement.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement effective as of the Effective Date first above written.

FLORIDA POWER & LIGHT COMPANY		AJO CONSULTING SERVICES, LLC

By:	DEBORAH H. CAPLAN	By:	A.J. OLIVERA
Name:	Deborah H. Caplan	Date:	6/13/2013
Title:	Executive VP Human Resources & Corporate Services
Date:	6/13/13

STATEMENT OF WORK

This Statement of Work (“SOW”), effective as of the 17th day of June, 2013 (“SOW Effective Date”), is entered into by and between AJO Consulting Services, LLC, a limited liability corporation, with its place of business located at [Address] (“Consultant”), and Florida Power & Light Company, with offices located at 700 Universe Boulevard, Juno Beach, FL 33408 (“FPL”), pursuant to that certain Consulting Agreement (“Agreement”) entered into June 17, 2013, by and between Consultant and FPL. All capitalized terms used in this SOW not defined shall have the same meaning as the capitalized term is defined in the Agreement. Consultant and FPL may each be individually referred to as a “Party” and collectively as the “Parties.”

I.    SCOPE OF CONSULTING SERVICES

Consultant shall utilize its knowledge and skills to provide advice and advocacy on the matters as described in the Focus Areas set forth in Section II below. Consultant agrees to work up to 32 hours in any one-month period and a total of no more than 192 hours during the Term of the Agreement. Any excess hours must be mutually agreed upon by the Parties prior to any excess work being performed. Consultant shall coordinate the scheduling of hours in which to perform consulting services with the FPL designated representative.

II.    FOCUS AREAS

1.	Storm assistance

2.	Other projects as requested by Florida Power & Light Company's senior executive team

III.      FEES & OTHER PROVISIONS

Consultant shall be compensated at the fully-burdened rate of $40,000.00 per month for Consulting Services of up to 32 hours in any one-month period, plus additional reimbursement for reasonable and customary expenses. In addition, during the Term of the Consulting Services, Consultant may be required to work up to 160 additional hours in support of storm restoration efforts. In the event the hours actually worked by Consultant in any one-month period exceed 32 hours, Consultant shall be paid at a rate of $1,250.00 per hour for each additional hour worked, provided Consultant has obtained the required pre-approval for the excess hours as per Section I above. The fully-burdened monthly retainer shall remain firm for the Term set forth in the Agreement.

IV.    INVOICING AND PAYMENT

Consultant shall invoice on a monthly basis in accordance with the provisions of Sections 3(c) and 3(e) of the Agreement.  Payments shall be made via electronic transfer of funds to Consultant's banking account.  The terms of payment shall be due within forty-five (45) days of receipt of an acceptable invoice. Notwithstanding the foregoing, all payments due under this agreement shall be made to Consultant by no later than December 31, 2013.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this SOW effective as of the SOW Effective Date first above written.

FLORIDA POWER & LIGHT COMPANY		AJO CONSULTING SERVICES, LLC

By:	DEBORAH H. CAPLAN	By:	A.J. OLIVERA
Name:	Deborah H. Caplan	Date:	6/13/2013
Title:	Executive VP Human Resources & Corporate Services
Date:	6/13/13